Exhibit 4.4
WARRANT TO PURCHASE
SENIOR SECURED FLOATING RATE CONVERTIBLE NOTES DUE 2012
OF
COEUR D’ALENE MINES CORPORATION

Issuance Date:	October 20, 2008	Certificate No. W-1

Expiration Date:	March 9, 2009
     For Value Received, COEUR D’ALENE MINES CORPORATION, an Idaho corporation (the “Company”), hereby grants to JMB CAPITAL PARTNERS MASTER FUND, L.P, a Cayman Island limited partnership (together with its successors and assigns, the “Holder”), the right to purchase from the Company up to a total of $25,000,000 aggregate principal amount of the Company’s Senior Secured Floating Rate Convertible Notes due 2012 (the “Warrant Notes”) to be issued by the Company pursuant to that certain First Supplemental Indenture and Security Agreement (the “First Supplemental Indenture”), dated as of the date hereof, by and among the Company, as issuer, Coeur Rochester, Inc., a Delaware corporation, as grantor, and The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the respective meanings set forth in the First Supplemental Indenture.
     Exercise of Warrant.
          (a) Exercise Price. The aggregate consideration to be paid for the Warrant Notes shall be equal to 81.47% of the par value of the amount of such Warrant Notes purchased (the “Exercise Price”).
          (b) Limitations on Exercise.
               (i) This Warrant may be exercised in whole or in part from 9:00 a.m. (New York time) on February 7, 2009 until 5:00 p.m. (New York time) on March 9, 2009; provided however, in the case of partial exercises, the Holder is limited to two such partial exercises.
               (ii) The Holder may not exercise this Warrant if in the ten Trading Days prior to the date of exercise of this Warrant, the Holder or any of its Affiliates has had an open short position in the Common Stock.
               (iii) Notwithstanding the foregoing, the Holder will only be entitled to exercise this Warrant to the extent (and only to the extent) that the receipt of Warrant Notes upon exercise of this Warrant would not cause the Holder (including its Affiliates) to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.99% of the shares of the Common Stock outstanding at such time. Any purported delivery of shares of Warrant Notes upon exercise of this Warrant shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder (including its Affiliates) becoming the beneficial owner of more than 9.99% of the shares of Common Stock outstanding at such time. Notwithstanding anything to the contrary herein, the Holder shall not be entitled, with or without the consent of the Company, to waive the restrictions set forth in this Section 1(b)(iii).
          (c) Method of Exercise. The rights represented by this Warrant may be exercised solely by delivery to the Secretary of the Company an exercise notice (the “Exercise Notice”) in writing substantially in the form attached hereto as Annex A signed by the Holder stating that the Warrant is thereby exercised accompanied by full payment of the exercise price for the aggregate principal amount of Warrant Notes being purchased.
          (d) Warrant Closing. The closing of the transactions contemplated hereby shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, on such date that is within five business days after the Company’s receipt of the Exercise Notice, (the “Closing Date”), or at such other time and place as the parties may agree (the “Closing”).
          (e) Deliveries At Closing. Delivery of the Warrant Notes by the Company and surrender of this Warrant by the Holder shall be made at the Closing, and payment of the purchase price for the Warrant Notes shall be made by the Holder via wire transfer of immediately available funds contemporaneous with Closing, to the Company at Wells Fargo Bank N.A., 601 West First Ave, Suite 900, Spokane, WA 99201, ABA #121000248, SWIFT: WFBIUS6S, Account # 4010007367, Account Title: Coeur d’Alene Mines Corporation, Contact: Sarah Holderman, Reference: Warrant Exercise Proceeds. Certificates for the Warrant Notes shall be in such denominations (with a minimum denomination of $1,000) as the Holder may request in writing prior to the Closing Date. Any global certificate representing the Warrant Notes shall be registered in the name of Cede & Co. (or such other name as is requested by an authorized representative of DTC) pursuant to the Letter of Representations with The Depository Trust Company (“DTC”). DTC will credit the account of a DTC participant, which will in turn credit the account of the Holder or the Holder’s broker.
          (f) Conversion Price of Warrant Notes. The Holder shall have the right to convert the Warrant Notes into shares of the Common Stock under the terms and conditions set forth in the First Supplemental Indenture and the Company’s Senior Secured Floating Rate Convertible Notes due 2012 issued on the date hereof (the “Outstanding Notes”), provided, however, that the Conversion Price for the Warrant Notes shall be equal to the lowest of (i) the Conversion Price for the Outstanding Notes outstanding on the date hereof (which as of the Issuance Date set forth above is $1.15, (ii)115% of the VWAP of the Common Stock on the Trading Day prior to the applicable Closing Date and (iii) 115% of the eight-day VWAP for the Common Stock during the period ending on the Trading Day prior to the applicable Closing Date.
          (g) Delivery of the New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Notes, deliver to Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Notes called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
     Transfer of Warrant. The Holder shall notify the Company upon transfer of this Warrant in whole or in part.
     Replacement of Warrants. On receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant together with, in the case of any such loss, theft, destruction or mutilation of this Warrant, delivery of an indemnity agreement or security satisfactory in form and amount to the Company and, in the case of any such mutilation, surrender of such mutilated Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.
     Cancellation. The Holder may terminate this Warrant, in whole or in part, at any time prior to the Expiration Date set forth above, upon delivering notice of such termination to the Secretary of the Company.
     Non-Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
     Miscellaneous.
          (h) THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
          (i) THE COMPANY AND, BY ACCEPTING THIS WARRANT, THE HOLDER, EACH IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, STATE OF NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDING OR JUDGMENT RELATING TO OR ARISING OUT OF THIS WARRANT AND THE TRANSACTIONS CONTEMPLATED HEREBY. SERVICE OF PROCESS IN CONNECTION WITH ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON EACH PARTY HERETO ANYWHERE IN THE WORLD BY THE SAME METHODS AS ARE SPECIFIED FOR THE GIVING OF NOTICES UNDER THIS WARRANT. THE COMPANY AND, BY ACCEPTING THIS WARRANT, THE HOLDER, EACH IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND TO THE LAYING OF VENUE IN SUCH COURT. THE COMPANY AND, BY ACCEPTING THIS WARRANT, THE HOLDER, EACH IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS AND IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (j) EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY

LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
          (k) Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.
          (l) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Holder shall be directed to c/o JMB Capital Partners L.P., 1999 Avenue of the Stars, Suite 2040, Los Angeles, CA 90067, with a copy to Latham & Watkins LLP, 355 Grand Avenue, Los Angeles, CA 90071, Attention: Thomas C. Sadler, and notices to the Company shall be directed to Coeur d’Alene Mines Corporation, 505 Front Avenue, P.O. Box I, Coeur d’Alene, ID 83816-0316, Attention: General Counsel, with a copy to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, Attention: Steven R. Finley.
          (m) The Section headings herein are for convenience only and shall not affect the construction hereof.
          (n) This Warrant may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          (o) If any provision of this Warrant is held by a court of competent jurisdiction to be unenforceable under applicable law, such provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the balance of the Warrant shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Warrant is issued effective as of the Issuance Date set forth above.

COEUR D’ALENE MINES CORPORATION
By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	Chief Financial Officer

[Signature Page to Warrant]

JMB CAPITAL PARTNERS MASTER FUND L.P.
By:	/s/ Cyrus Hadidi
	Name:	Cyrus Hadidi
	Title:	Partner

[Signature Page to Warrant]

ANNEX A
FORM OF EXERCISE NOTICE
Effective as of today,                      ___, 2009, the undersigned (“Holder”) hereby elects to exercise Holder’s right to purchase the aggregate principal amount of Senior Secured Floating Rate Convertible Notes due 2012 (the “Warrant Notes”) set forth below of Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), under and pursuant to Warrant W-1, dated as of October 20, 2008, issued by the Company to the Holder (the “Warrant”). Capitalized terms used herein without definition shall have the meanings given in the Warrant.
The Holder represents and warrants that in the ten Trading Days prior to the date hereof, none of the Holder or any of its Affiliates has had an open short position in the Common Stock.

Aggregate Principal Amount as to which Warrant is Exercised: Certificate to be issued in name of: Payment delivered herewith:	JMB Capital Partners Master Fund L.P. (Representing 81.47% of the par value of the amount of the Warrant Notes purchased)
Form of Payment:
(Please specify)

ACCEPTED BY: COEUR D’ALENE MINES CORPORATION	SUBMITTED BY: JMB CAPITAL PARTNERS MASTER FUND L.P.

By:	By:

Print Name:	Print Name:

Title:

Address: